UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 22, 2006

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

On February 22, 2006, the U.S. Bankruptcy Court in the Delta Air Lines, Inc. (“Delta”) chapter 11 case authorized and approved the Delta Director and Officer Severance Plan (the “Severance Plan”).

Subject to the terms of the Severance Plan, any employee classified as a Corporate Director or Officer of Delta or any officer of Delta AirElite Business Jets, Inc. or Delta Connection Academy, Inc. is eligible to be offered participation in the plan, provided, however, that Delta’s current Chief Executive Officer, Gerald Grinstein, and Delta’s current Chief Operating Officer, James M. Whitehurst, at their request, are not eligible to participate in the Severance Plan. In order to participate in the Severance Plan, an employee must fully relinquish and release all rights to any benefits under any other severance arrangement in place as of the effective date of the Severance Plan.

In the event of a qualifying termination of employment under the Severance Plan, an eligible participant will receive, subject to the participant’s completion of a separation agreement and general release, a severance payment that varies according to his or her employment level. Executive Vice Presidents and Chief Officers of Delta or the equivalent level employee at a subsidiary will receive 12 months’ base salary; Vice Presidents and Senior Vice Presidents of Delta or the equivalent level employee at a subsidiary will receive 9 months’ base salary; Directors of Delta or the equivalent level employee at a subsidiary will receive 6 months’ base salary. Subject to the terms of the Severance Plan, the cash severance amount will be paid in a lump-sum following termination of employment. Participants will also be eligible for certain medical and dental insurance premiums paid by Delta, continuation of basic life insurance, travel privileges and financial assistance and outplacement services, each as described in the Severance Plan.

The Severance Plan is filed with this report as Exhibit 10.1 and its contents are incorporated by reference into this Item 1.01.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1    Delta Air Lines, Inc. Director and Officer Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Leslie P. Klemperer
Date: February 23, 2006	Leslie P. Klemperer Secretary

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Delta Air Lines, Inc. Director and Officer Severance Plan